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                                                                     Exhibit 5.1


                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]
                                  June 4, 2004




La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

     Re:  La Jolla Pharmaceutical Company
          Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") of La Jolla Pharmaceutical Company, a Delaware corporation
(the "Company"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of an aggregate of 2,500,000 shares of the Company's common stock, par value $0.01 per share
(the "Shares"), reserved for issuance under the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the "2004 Plan") and the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan (the "1995 Plan").

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued and paid for in accordance with the terms of the 2004 Plan and the 1995 Plan, as applicable, assuming that the consideration received by the Company for each Share is valid under state law and is at least equal to the par value of each Share, the Shares will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the Unites States of America and the Delaware General Corporation Law (the "DGCL"). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquires as we consider necessary to render the opinion herein contained. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rule and Regulations of the Commission.


                                   Very truly yours,


                                   /s/ Gibson, Dunn & Crutcher LLP